New Hire Authorization

        As a retail company operating in a very competitive marketplace for executive talent, awards by Linens ‘n Things, Inc. (the “Company”) of non-qualified stock options, restricted stock and restricted stock units, and other equity awards (collectively, “Awards”) may be needed as an inducement to a person being hired by the Company, being rehired following a bona fide period of interruption of employment or being hired by the Company in connection with a merger or acquisition (collectively, “new hires”).

        Pursuant to and in accordance with the requirements of New York Stock Exchange (“NYSE”) Rule 303A.08 (or any successor NYSE rule permitting new hire grants without shareholder approval), new hires may be granted Awards under this New Hire Authorization (the “Authorization”) by or in accordance with the parameters established by the Company’s Compensation Committee (the “Committee”) which is comprised solely of independent directors.

        For stock options, the option exercise price will be the fair market value of the Company’s common stock on the date of the grant. Unless otherwise determined by the Committee, fair market value shall be defined in a manner consistent with definitions under the 2004 Stock Award and Incentive Plan (the “2004 Plan”).

        Each Award under the Authorization shall be subject to vesting terms and forfeiture and other restrictions, if any, as the Committee may impose. All other terms and conditions of any Awards, including methods by which options may be exercised and the exercise price paid, shall generally be the same as for similar Awards granted under the 2004 Plan (or any successor to such plan), except as otherwise approved by the Committee, and shall otherwise comply with then applicable NYSE rules regarding board, committee and shareholder approval, including, if necessary, approval by a compensation committee consisting solely of independent directors or approval by a majority of the Company’s independent directors.

        The Committee is authorized to grant Awards that result in the delivery of up to an aggregate of 500,000 shares of common stock under this Authorization. The number of shares reserved hereunder, and outstanding Awards, shall be subject to adjustment (e.g., upon occurrence of extraordinary corporate events) in the same manner as under the 2004 Plan. Any shares of common stock delivered under the Authorization shall consist of authorized and unissued shares or treasury shares. Shares subject to an Award under the Authorization that is canceled, expired, or forfeited will again be available for Awards.

        This Authorization shall be administered by the Committee, which shall have full and final authority, in each case subject to and consistent with the provisions of the Authorization, to select eligible persons to become participants; to grant Awards; to determine the type and number of Awards, the dates on which Awards may be exercised and on which the risk of forfeiture or deferral period relating to Awards shall lapse or terminate, the acceleration of any such dates, the expiration date of any Award, whether, to what extent, and under what circumstances an Award may be settled, or the exercise price of an Award may be paid, in cash, stock, other Awards, or other property, and other terms and conditions of, and all other matters relating to, Awards; to prescribe documents evidencing or setting terms of Awards (such Award documents need not be identical for each participant), amendments thereto, and rules and regulations for the administration of the Authorization and amendments thereto; to construe and interpret the Authorization and Award documents and correct defects, supply omissions or reconcile inconsistencies therein; and to make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Authorization. Decisions of the Committee with respect to the administration and interpretation of the Authorization shall be final, conclusive, and binding upon all persons interested in the Authorization, including participants, beneficiaries, permitted transferees and other persons claiming rights from or through a participant, and stockholders.

        The Committee may delegate to officers of the Company the authority, subject to such terms as the Committee shall determine, to perform such functions as the Committee may determine, to the extent that such delegation (i) will not result in the loss of an exemption under Rule 16b-3(d) for Awards granted to participants subject to Section 16 of the Securities Exchange Act of 1934 in respect of the Company, (ii) will meet the requirements of NYSE Rule 303A.08 of the Listed Company Manual with respect to new hire grants, and (iii) will meet the requirements of applicable provisions of the Delaware General Corporation Law.

        Members of the Committee, any person acting pursuant to authority delegated by the Committee, and any officer or employee of the Company or a subsidiary or affiliate acting at the direction or on behalf of the Committee or a delegee shall not be personally liable for any action or determination taken or made in good faith with respect to the Authorization, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.

        Each Award under the Authorization shall be subject to forfeiture and other restrictions, if any, as the Committee may impose.

        The Committee may amend, suspend or terminate the Authorization without the consent of shareholders or participants; provided that, without the consent of an affected participant, no such Committee action may materially and adversely affect the rights of such participant under any outstanding Award, and the approval of the Board of Directors shall be required for any amendment that would exceed the Committee’s authority under its Charter and any applicable resolutions of the Board as then in effect. Without the approval of shareholders, the Committee will not amend or replace previously granted Awards in a transaction that constitutes it an option “repricing,” as such term is used in Rule 303A.08 of the NYSE Listed Company Manual.

        Each Award under this Authorization shall be evidenced by a written agreement between the Company and the new hire in a form consistent with the form of the agreements under the 2004 Plan (or any successor to such plan), unless otherwise determined by the Committee. The provisions of Sections 10, 11(a), 11(c), 11(d)(ii), 11(f) through (i), 11(k), and 11(m) through (o) of the 2004 Plan shall apply to each Award, unless otherwise determined by the Committee.

        No Award or other right or interest of a participant under the Authorization shall be pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability of such participant to any party (other than the Company or a subsidiary or affiliate thereof), or assigned or transferred by such participant otherwise than by will or the laws of descent and distribution or to a beneficiary upon the death of a participant, and such Awards or rights that may be exercisable shall be exercised during the lifetime of the participant only by the participant or his or her guardian or legal representative, except that Awards and other rights may be transferred to one or more transferees during the lifetime of the participant, and may be exercised by such transferees in accordance with the terms of such Award, but only if and to the extent such transfers are permitted by the Committee, subject to any terms and conditions which the Committee may impose thereon (including limitations the Committee may deem appropriate in order that offers and sales under the Authorization will meet applicable requirements of registration forms under the Securities Act of 1933 specified by the Securities and Exchange Commission). A beneficiary, transferee, or other person claiming any rights under the Authorization from or through any participant shall be subject to all terms and conditions of the Authorization and any Award document applicable to such participant, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee.

        The Company shall have the right to deduct from any payment made under the Authorization any federal, state, local or foreign income or other taxes required by law to be withheld with respect to such payment. It shall be a condition to the obligation of the Company to issue common stock, other Company securities or property, or other forms of payment, or any combination thereof, upon exercise, settlement or payment of any Award under the Authorization, that the participant (or any beneficiary or person entitled to act) pay to the Company, upon its demand, such amount as may be requested by the Company for the purpose of satisfying any liability to withhold federal, state, local or foreign income or other taxes. If the amount requested is not paid, the Company may refuse to issue common stock, other company securities or property, or other forms of payment, or any combination thereof. Notwithstanding anything in the Authorization to the contrary, each participant (or any beneficiary or person entitled to act) shall have the right to cause the Company to withhold, or to surrender to the Company, on or about the date such tax liability is determinable, common stock, other company securities or property, or other forms of payment that would otherwise be distributed, pursuant to such Award to such person, having a fair market value equal to the amount of such taxes. Only the minimum amount of shares deliverable in connection with an Award necessary to satisfy statutory withholding requirements will be withheld, except a greater amount of shares may be withheld if such withholding would not result in additional accounting expense to the Company.

        The Authorization shall be governed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of laws, and applicable provisions of federal law.

        The Company will comply in all respects with NYSE Rule 303A.08 (and any successor NYSE rule permitting such new hire grants without shareholder approval) in connection with the Authorization, including (i) promptly notifying the NYSE of the making of each Award, (ii) issuing a press release which discloses the material terms of each Award, including the name of the recipient of such Award and the number of shares awarded to the extent required by NYSE Rule 303A.08, and (iii) listing the shares with the NYSE. The Company shall also file any required registration statement with the Securities and Exchange Commission in connection with this Authorization.

        The Authorization shall become effective upon approval by the Board of Directors, including by a majority of independent directors. Unless earlier terminated by action of the Committee, no grants may be made under this Authorization more than ten (10) years after the effective date or after such earlier time as no stock remains available for delivery under the Authorization, and the Authorization will otherwise terminate at such time as the Company has no further rights or obligations under the Authorization with respect to outstanding Awards.